Exhibit 3.1

First Amendment
to the
Certificate of Formation
of
Blueknight Energy Partners G.P., L.L.C.

The undersigned, desiring to amend the Amended and Restated Certificate of Formation of Blueknight Energy Partners G.P., L.L.C. pursuant to the provisions of the Delaware Limited Liability Company Act, does hereby certify as follows:

1.    The name of the limited liability company is Blueknight Energy Partners G.P., L.L.C.

2.    The preamble of the Amended and Restated Certificate of Formation shall be amended to provide that the principal office is 6060 American Plaza, Suite 600, Tulsa, Oklahoma 74135.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has duly executed this First Amendment to the Certificate of Formation as of 18th day of July, 2019.

BLUEKNIGHT ENERGY PARTNERS, G.P., L.L.C.

By:	/s/ Joel W. Kanvik
Joel W. Kanvik
Chief Legal Officer & Corporate Secretary